Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

The undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”), of LM Funding America, Inc., a Delaware corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of her biographical and other information in the Registration Statement. The undersigned also hereby consents to the filing of this consent as an exhibit to such Registration Statement and to being named in any registration statement on Form S-8 filed by the Company that incorporates by reference the prospectus forming part of the Registration Statement.

In witness whereof, this Consent is signed and dated as of 25th day of June, 2015.

/s/ Joel E. Rodgers, Sr.
Joel E. Rodgers, Sr.